Exhibit 99.1

ELDORADO RESORTS REPORTS FIRST QUARTER NET REVENUE OF $627.8 MILLION, RECORD

OPERATING INCOME OF $123.7 MILLION, ADJUSTED EBITDA OF $166.7 MILLION AND ADJUSTED EBITDA AFTER MASTER LEASE PAYMENTS OF $144.8 MILLION

Reno, Nev. (May 2, 2019) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) today reported record operating income and Adjusted EBITDA for the first quarter ended March 31, 2019. As outlined in the tables below, the Company generated 2019 first quarter Consolidated Adjusted EBITDA of $166.7 million and Consolidated Adjusted EBITDA after $21.9 million of Master Lease payments of $144.8 million. The property results for Presque Isle Downs and Casino and Lady Luck Nemacolin are excluded in the results of operations for both the 2019 and 2018 first quarter periods in this press release following their respective sales on January 11, 2019 and March 8, 2019.

			Total Net Revenue
($ in thousands, except per share data)			Three Months Ended
			March 31,
	2019	Divestitures (1)	2019 Total(2)	2018	Divestitures (3)	2018 Pre-Acquisition(4)	2018 Total(5)	Change
West	$118,095	$—	$118,095	$99,579	$—	$29,283	$128,862	(8.4)%
Midwest	96,787	—	96,787	100,795	—	—	100,795	(4.0)%
South	132,714	—	132,714	122,800	—	19,354	142,154	(6.6)%
East	166,233	8,071	158,162	116,891	41,671	84,451	159,671	(0.9)%
Central	120,472	—	120,472	—	—	124,890	124,890	(3.5)%
Corporate and Other	1,522	—	1,522	127	—	31	158	863.3%

Total Net Revenue	$635,823	$8,071	$627,752	$440,192	$41,671	$258,009	$656,530	(4.4)%

			Operating Income
($ in thousands, except per share data)			Three Months Ended
			March 31,
	2019	Divestitures (1)	2019 Total(2)	2018	Divestitures (3)	2018 Pre-Acquisition(4)	2018 Total(5)	Change
West	$10,801	$—	$10,801	$10,139	$—	$4,674	$14,813	(27.1)%
Midwest	27,833	—	27,833	26,676	—	—	26,676	4.3%
South	27,515	—	27,515	13,359	—	1,386	14,745	86.6%
East	27,161	(91)	27,252	19,131	3,002	8,404	24,533	11.1%
Central	27,070	—	27,070	—	—	27,006	27,006	0.2%
Corporate and Other	3,224	—	3,224	(15,111)	—	(5,950)	(21,061)	(115.3)%

Total Operating Income	$123,604	$(91)	$123,695	$54,194	$3,002	$35,520	$86,712	42.7%

			Adjusted EBITDA
($ in thousands, except per share data)			Three Months Ended
			March 31,
	2019	Divestitures (1)	2019 Total(2)	2018	Divestitures (3)	2018 Pre-Acquisition(4)	2018 Total(5)	Change
West	$24,043	$—	$24,043	$18,424	$—	$7,766	$26,190	(8.2)%
Midwest	36,324	—	36,324	34,515	—	—	34,515	5.2%
South	38,671	—	38,671	32,217	—	3,421	35,638	8.5%
East	39,504	(38)	39,542	26,180	4,707	16,376	37,849	4.5%
Central	38,323	—	38,323	—	—	35,131	35,131	9.1%
Corporate and Other	(10,213)	—	(10,213)	(7,792)	—	(4,846)	(12,638)	(19.2)%

Total Adjusted EBITDA(5)	$166,652	$(38)	$166,690	$103,544	$4,707	$57,848	$156,685	6.4%

Net Income	$38,229	$20,855

Basic EPS	$0.49	$0.27

Diluted EPS	$0.49	$0.27

(1)	Figures are for Presque Isle Downs for the period beginning January 1, 2019 and ending January 11, 2019 and Nemacolin for the period beginning January 1, 2019 and ending March 8, 2019.
(2)	Total figures for 2019 exclude results of operations for Presque Isle Downs and Nemacolin.
(3)	Figures are for Presque Isle Downs and Nemacolin for the three months ended March 31, 2018.
(4)

Figures are for Grand Victoria (“GV”) and Tropicana Entertainment, Inc. (“TEI”) for the three months ended March 31, 2018. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.

(5)

Total figures for 2018 include combined results of operations for ERI, TEI and GV and exclude results of operations for Presque Isle Downs and Nemacolin. Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of the operations reported by the Company.

(6)

Adjusted EBITDA is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to operating income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

“Eldorado’s record first quarter results reflect our expanded, geographically diversified regional gaming platform and benefited from our unique operating initiatives which drove a 6.4% rise in Adjusted EBITDA to $166.7 million on a 4.4% net revenue decline. First quarter growth was achieved despite significant weather disruption across the bulk of the portfolio in the 2019 first quarter. Our Black Hawk properties were impacted by ongoing renovation-related disruptions to large portions of the hotel rooms and gaming floors which will be completed in the second quarter. Notwithstanding these issues, our growth was broad based across the property portfolio with Adjusted EBITDA rising at 17 of our 26 properties, including double-digit Adjusted EBITDA growth at nine properties. Overall, Adjusted EBITDA increased at four of our five reporting segments as our margin enhancement and operating efficiency initiatives led to a 270 basis point year-over-year rise in the consolidated adjusted EBITDA margin to a first quarter record of 26.6%,” said Tom Reeg, Chief Executive Officer of Eldorado.

“We continue to make significant progress on our synergy plan following our acquisition of Tropicana Entertainment and the Grand Victoria Casino in the second half of 2018. Our implementation of best practices across the property portfolio continues to benefit our legacy properties as well, resulting in expanded margins and elevated guest service and satisfaction across our operations. We expect to continue to grow property margins across the portfolio as we focus on extracting additional efficiencies from our expanded scale in areas such as marketing, advertising, purchasing, player promotion and food and beverage operations.

“Our successful execution on return-focused amenity upgrades remains another factor in our ability to drive improved operating performance. In Reno, we have completely transformed THE ROW properties over the last several years with the renovation of approximately 50% of the 4,071 hotel rooms, new food and beverage outlets, the addition of a world-class spa and other enhancements that have positioned THE ROW as a market leader. We also continue to make progress in conjunction with our partner, The Cordish Companies, on the master plan and design concept that is expected to transform Isle Casino Racing Pompano Park and the surrounding real estate to a must see mixed-use entertainment and hospitality destination. In Black Hawk we are renovating all of the hotel rooms at both properties and updating the casino floors in anticipation of new visitors to the market beginning later this year. Finally, at Tropicana Atlantic City we recently opened an expansive, new sportsbook that has created great excitement and positioned the property as a leader in the market for sports wagering enthusiasts which is translating into increased visitation and higher table game play, food and beverage revenue and hotel occupancy while also allowing us to realize marketing efficiencies.”

Balance Sheet, Liquidity and Return of Capital

At March 31, 2019, Eldorado had $216.9 million in cash and cash equivalents, excluding restricted cash. Outstanding indebtedness at March 31, 2019 totaled $3.1 billion, including approximately $40.0 million outstanding on the Company’s revolving credit facility as Eldorado paid down approximately $205.0 million of outstanding borrowings under the revolving credit facility in the 2019 first quarter, which included approximately $150 million of proceeds from the sale of Presque Isle Downs that were applied to temporarily repay borrowings under the revolving credit facility. The terms of our indentures require us to make an offer to purchase a portion of our outstanding senior notes with the excess proceeds from the sale unless we permanently reduce debt or make specified acquisitions or capital expenditures within 365 days of the sale. Capital expenditures in the first quarter of 2019 totaled $38.4 million.

The Company did not repurchase any shares in the 2019 first quarter and continues to have approximately $140.9 million remaining on its current stock repurchase program.

Summary of 2019 First Quarter Region Results

The property results for Presque Isle Downs and Casino and Lady Luck Nemacolin have been excluded from the results of operations in this press release and property results for Grand Victoria and properties owned by TEI have been included in results of operations for the first quarter of 2018, which preceded the date of acquisition of such properties. Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods.

West Region (THE ROW, Isle Casino Hotel Black Hawk, Lady Luck Casino Black Hawk, Tropicana Laughlin Hotel and Casino and MontBleu Casino Resort & Spa)

Net revenue for the West Region properties for the quarter ended March 31, 2019 declined approximately 8.4% to $118.1 million compared to $128.9 million in the prior-year period, and operating income decreased to $10.8 million from $14.8 million in the year-ago quarter. West Region first quarter Adjusted EBITDA declined 8.2% to $24.0 million. The region’s Adjusted EBITDA margin improved 10 basis points to 20.4% as the Company was successful in managing labor costs to match the lower volumes at THE ROW and Black Hawk properties, primarily related to weather and construction disruption, respectively.

Midwest Region (Isle Casino Waterloo, Isle Casino Bettendorf, Isle of Capri Casino Boonville, Isle Casino Cape Girardeau, Lady Luck Casino Caruthersville and Isle of Capri Casino Kansas City)

Net revenue for the Midwest Region properties for the quarter ended March 31, 2019 decreased approximately 4.0% to $96.8 million compared to $100.8 million in the prior-year period, while operating income rose to $27.8 million from $26.7 million in the year-ago quarter. Midwest Region first quarter Adjusted EBITDA rose approximately 5.2% to $36.3 million as the Adjusted EBITDA margin for the segment rose 330 basis points to 37.5%. Adjusted EBITDA was up at all six of the Midwest properties year over year for the second consecutive quarter. Adjusted EBITDA for the Midwest Region in the prior-year period was $34.5 million reflecting an Adjusted EBITDA margin of 34.2%.

South Region (Isle Casino Racing Pompano Park, Eldorado Shreveport, Isle of Capri Casino Lula, Lady Luck Casino Vicksburg, Isle of Capri Lake Charles, Trop Casino Greenville and Belle of Baton Rouge Casino & Hotel)

Net revenue for the South Region properties for the quarter ended March 31, 2019 declined approximately 6.6% to $132.7 million compared to $142.2 million in the prior-year period, while operating income increased to $27.5 million from $14.7 million in the year-ago quarter. South Region first quarter Adjusted EBITDA increased approximately 8.5% to $38.7 million as Adjusted EBITDA increased at five of the seven South region properties, including double-digit increases at three properties. The Adjusted EBITDA margin for the segment rose 410 basis points to 29.1%.

East Region (Eldorado Scioto Downs Racino, Mountaineer Casino Racetrack and Resort and Tropicana Casino and Resort, Atlantic City)

Net revenue for the East Region properties for the quarter ended March 31, 2019 declined approximately 0.9% to $158.2 million compared to $159.7 million in the prior-year period, while operating income grew to $27.3 million from $24.5 million in the year-ago quarter. East Region first quarter Adjusted EBITDA rose 4.5% to $39.5 million compared to Adjusted EBITDA of $37.8 million in the prior-year period as the East Region’s Adjusted EBITDA margin improved 130 basis points to 25.0%.

Central Region (Grand Victoria Casino, Tropicana Evansville and Lumière Place)

Net revenue for the Central Region for the quarter ended March 31, 2019 decreased approximately 3.5% to $120.5 million compared to $124.9 million in the prior-year period, while operating income increased to $27.1 million from $27.0 million in the year-ago quarter. Central Region Adjusted EBITDA for the first quarter rose 9.1% to $38.3 million compared to Adjusted EBITDA of $35.1 million in the prior-year period as the Central Region’s Adjusted EBITDA margin improved 370 basis points to 31.8%. Adjusted EBITDA improved by double digits at two of the three properties.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA (defined below), a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. Management has historically used Adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a full understanding of our core operating results and as a means to evaluate period-to-period results. Adjusted EBITDA represents operating income (loss) before depreciation and amortization, stock-based compensation, transaction expenses, severance expense, selling costs associated with the disposition of properties, proceeds from terminated sales, preopening expenses, business interruption insurance proceeds, real estate tax settlements, other than temporary impairments on investments, impairment charges, equity in income (loss) of unconsolidated affiliates, (gain) loss on the sale or disposal of property and equipment, (gain) loss associated with the sales of Presque Isle Downs and Nemacolin and other non-cash regulatory gaming assessments. Adjusted EBITDA also excludes the expense associated with our Master Lease with GLPI as the transaction was accounted for as a financing obligation. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States (“US GAAP”), is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, payments under our Master Lease and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

First Quarter Conference Call

Eldorado will host a conference call at 4:30 p.m. ET today. Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is 323/794-2597, conference ID 1983281 (domestic and international callers). Participants can also access a live webcast of the call through the “Events & Presentations” section of Eldorado’s website at http://www.eldoradoresorts.com/ and a replay of the webcast will be archived on the site for 90 days following the live event.

About Eldorado Resorts, Inc.

Eldorado Resorts is a leading casino entertainment company that owns and operates twenty-six properties in twelve states, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, New Jersey, Ohio and West Virginia. In aggregate, Eldorado’s properties feature approximately 28,000 slot machines and VLTs and approximately 750 table games, and over 12,500 hotel rooms. For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. Such risks, uncertainties and other important factors include, but are not limited to: Eldorado’s ability to promptly and effectively integrate acquired properties and realize synergies resulting from the combined operations; the possibility that sports book, online and mobile betting and gaming are not approved in various jurisdictions, or, to the extent that such gaming activities are approved, the market for such gaming does not develop as anticipated; our substantial indebtedness and obligations under our Master Lease and the impact of such obligations on our operations and liquidity; our ability to identify and execute acquisition and development opportunities; risks relating to construction, development and expansion opportunities, including the ability of our joint venture to plan, finance and receive required approvals to develop our Pompano real estate on terms that we find acceptable, or at all; competition; sensitivity of our operations to reductions in discretionary consumer spending and changes in general economic and market conditions; governmental regulations, including risk relating to obtaining and maintaining required licenses, approvals and permits necessary for the operation of online and mobile betting and gaming, and increases in gaming taxes and fees in jurisdictions in which we operate; and other risks and uncertainties described in our reports on Form 10-K, Form 10-Q and Form 8-K.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:
Thomas Reeg	Joseph N. Jaffoni, Richard Land
Chief Executive Officer	JCIR
Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com
investorrelations@eldoradoresorts.com

- tables follow -

ELDORADO RESORTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2019	2018
REVENUES:
Casino and pari-mutuel commissions	$470,851	$343,528
Food and beverage	75,209	52,198
Hotel	64,691	30,741
Other	25,072	13,725

Net revenues	635,823	440,192

EXPENSES:
Casino and pari-mutuel commissions	210,306	169,551
Food and beverage	60,385	44,776
Hotel	23,650	12,506
Other	11,249	7,405
Marketing and promotions	32,301	21,301
General and administrative	119,888	74,202
Corporate	16,754	11,569
Impairment charges	958	9,815
Depreciation and amortization	57,757	31,534

Total operating expenses	533,248	382,659
Gain (loss) on sale or disposal of property and equipment	22,318	(706)
Transaction expenses	(1,894)	(2,548)
Income (loss) from unconsolidated affiliates	605	(85)

Operating income	123,604	54,194

OTHER EXPENSE:
Interest expense, net	(73,510)	(31,251)
Unrealized loss on restricted investments	(1,460)	—

Total other expense	(74,970)	(31,251)

Net income before income taxes	48,634	22,943
Provision for income taxes	(10,405)	(2,088)

Net income	$38,229	$20,855

Net income per share of common stock:
Basic	$0.49	$0.27

Diluted	$0.49	$0.27

Weighted average basic shares outstanding	77,567,147	77,353,730

Weighted average diluted shares outstanding	78,589,110	78,080,049

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

		Three Months Ended March 31, 2019
	Operating Income	Depreciation and Amortization	Stock-based Compensation	Transaction Expenses (6)	Other (7)	Adjusted EBITDA
Including Divestitures:
West	$10,801	$13,143	$—	$—	$99	$24,043
Midwest	27,833	8,421	15	—	55	36,324
South	27,515	11,015	9	—	132	38,671
East	27,161	12,149	7	—	187	39,504
Central	27,070	11,210	—	—	43	38,323
Corporate	3,224	1,819	4,917	1,894	(22,067)	(10,213)

Total Including Divestitures	$123,604	$57,757	$4,948	$1,894	$(21,551)	$166,652

Divestitures:
East	$(91)	$—	$7	$—	$46	$(38)

Total Divestitures (1)	$(91)	$—	$7	$—	$46	$(38)

Excluding Divestitures:
West	$10,801	$13,143	$—	$—	$99	$24,043
Midwest	27,833	8,421	15	—	55	36,324
South	27,515	11,015	9	—	132	38,671
East	27,252	12,149	—	—	141	39,542
Central	27,070	11,210	—	—	43	38,323
Corporate	3,224	1,819	4,917	1,894	(22,067)	(10,213)

Total Excluding Divestitures (2)	$123,695	$57,757	$4,941	$1,894	$(21,597)	$166,690

		Three Months Ended March 31, 2018
	Operating Income	Depreciation and Amortization	Stock-based Compensation	Transaction Expenses (6)	Other (8)	Adjusted EBITDA
Excluding Pre-Acquisition/Including Divestitures:
West	$10,139	$8,189	$63	$—	$33	$18,424
Midwest	26,676	7,645	44	—	150	34,515
South	13,359	8,531	25	—	10,302	32,217
East	19,131	6,049	5	—	995	26,180
Central	—	—	—	—	—	—
Corporate	(15,111)	1,120	3,542	2,548	109	(7,792)

Total Excluding Pre-Acquisition/Including Divestitures	$54,194	$31,534	$3,679	$2,548	$11,589	$103,544

Divestitures:
East	$3,002	$1,415	$5	$—	$285	$4,707

Total Divestitures (3)	$3,002	$1,415	$5	$—	$285	$4,707

Pre-Acquisition:
West	$4,674	$3,084	$—	$—	$8	$7,766
Midwest	—	—	—	—	—	—
South	1,386	2,027	—	—	8	3,421
East	8,404	7,876	—	—	96	16,376
Central	27,006	8,105	—	—	20	35,131
Corporate	(5,950)	632	—	472	—	(4,846)

Total Pre-Acquisition (4)	$35,520	$21,724	$—	$472	$132	$57,848

Including Pre-Acquisition/Excluding Divestitures:
West	$14,813	$11,273	$63	$—	$41	$26,190
Midwest	26,676	7,645	44	—	150	34,515
South	14,745	10,558	25	—	10,310	35,638
East	24,533	12,510	—	—	806	37,849
Central	27,006	8,105	—	—	20	35,131
Corporate	(21,061)	1,752	3,542	3,020	109	(12,638)

Total Including Pre-Acquisition/Excluding Divestitures (5)	$86,712	$51,843	$3,674	$3,020	$11,436	$156,685

(1)	Figures are for Presque Isle Downs for the period beginning January 1, 2019 and ending January 11, 2019 and Nemacolin for the period beginning January 1, 2019 and ending March 8.
(2)	Total figures for 2019 exclude results of operations for Presque Isle Downs and Nemacolin.
(3)	Figures are for Presque Isle Downs and Nemacolin for the three months ended March 31, 2018.
(4)

Figures are for Grand Victoria (“GV”) and Tropicana Entertainment, Inc. (“TEI”) for the three months ended March 31, 2018. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.

(5)

Total figures for 2018 include combined results of operations for ERI, TEI and GV and exclude results of operations for Presque Isle Downs and Nemacolin. Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of the operations reported by the Company.

(6)

Transaction expenses represent costs related to the acquisition of TEI and GV and costs related to the divestiture of Presque Isle Downs and Nemacolin for the three months ended March 31, 2019 and costs related to the acquisition of TEI, GV and Isle of Capri for the three months ended March 31, 2018.

(7)

Other for the three months ended March 31, 2019 is comprised of severance expense, gain (loss) on the sale or disposal of property and equipment, equity in income (loss) of an unconsolidated affiliate, an impairment charge on non-operating land and selling costs associated with the dispositions of Presque Isle Downs and Nemacolin.

(8)

Other for the three months ended March 31, 2018 is comprised of severance expense, gain (loss) on the sale or disposal of property and equipment, equity in income (loss) of an unconsolidated affiliate, an impairment charge at Vicksburg and selling costs associated with the dispositions of Presque Isle Downs, the terminated sale of Vicksburg and the purchase of GV.

Reconciliation of Adjusted EBITDA to Adjusted EBITDA after Master Lease Payments

Three Months ended March 31, 2019
Adjusted EBITDA	$166,690
Less: Master Lease Payments (1)	(21,910)

Adjusted EBITDA after Master Lease Payments	$144,780

(1)

In conjunction with the Tropicana Acquisition, we began reporting Adjusted EBITDA after Master Lease Payments. Master Lease Payments represents cash rent payments to GLPI associated with the triple net operating lease entered into on October 1, 2018. Total interest expense related to the Master Lease was $24.6 million for the three-month period ended March 31, 2019. For the initial periods of the Master Lease, cash payments are less than the interest expense recognized due to the accounting treatment of the Master Lease as a financing obligation. The pro forma adjusted revenue to rent ratio (as defined in the Master Lease Agreement) for the properties in the aggregate totaled 2.2:1.0 for the trailing twelve months ended March 31, 2019.